ICEX
Ice Island Systems

A Division Of:
ULTRAPURE
WATER TECHNOLOGIES

P.O. Box 91105
Lafayette, La. 70509-1105
Phone: 337-233-7317
Fax: 337-233-7417
www.upwt.com

SALES AND CUSTOMER SERVICE AGREEMENT

This Sales and Customer Service Agreement (this "Agreement") is made effective as of Sept. 1 2005, by and between Ultra Pure Water Technologies, Inc., a Florida Corporation ("Ultra Pure" or the "Company") and E-Source Equipment, Inc., a Texas Corporation ("E-Source").

RECITALS

A. E-Source sells, places and manages machines utilized in the food industry, including mechanical ice machines; which produce and bag packaged ice for retail sale.

B. Ultra Pure is in the business of designing, manufacturing and selling Ice Machines.

C. Ultra Pure desires that E-Source utilize its best good faith, commercially reasonable efforts to sell, place and manage its Ice Machines in accordance with the terms, covenants and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. <u>Sales and Customer Service Agreement.</u> E-Source shall sell, place and provide customer service, as further described in paragraph 4 below, Ultra Pure's "Ice Island" Machines for the on-site production of bagged ice ("the Equipment" or "Machines") on an exclusive basis (except as specifically set forth below.) This Agreement shall apply to the prototype model and all future models of the equipment produced by Ultra Pure during the term of this Agreement. It is alternatively agreed that if E-Source has customer orders/commitments that "optimizes" the established production plan for a period of eight (8) months, it will be given "shipment and installation" first priority. The production plan will be established as a fixed number on January 1 of each year.

   a. No provision of this Agreement shall be construed to limit Ultra Pure's ability to sell its Ice Island machines through its own efforts, or through its own employees or agents, nor does this Agreement waive, abrogate, or replace any contractual obligations of the Company existing prior to the date of this Agreement.

b. As referenced herein, the term "Sales" shall mean the placement, installation, leasing, rental, or other contractual arrangement which produces revenues from the sale of bags of packaged ice produced by "Ice Island" Machines, or any other name which the Company may from time to time choose to call its automated ice production, bagging and merchandising machine, and not the actual "sale" of any such Machine which would place the control and servicing of any of the Company's Machines beyond the control of the Company, and within the control of any such customer or any third party.

c. Nothing in this agreement shall be construed to waive, abrogate or modify the Company's rights to control the placement of its automated ice production, bagging and merchandising machines, currently named "Ice Island" Machines. E-Source acknowledges that the sales and marketing efforts it envisions shall remain, at all times during the term of this Agreement, compatible with the Management Programs sponsored by the Company in relation to the Company's fiduciary responsibilities to re-lease, re-locate or replace Machines in the event that placements at specific store locations cannot be continued for the entire term, either because the machines are not producing sufficient revenues at any given location, or because its continued operation would breach some contractual obligation of the Company.

d. The Company does not envision "selling" its Machines during the term of this Agreement, whereby such sale would produce a change of control over any Machine's intended location, use, or maintenance. All "sales" of machinery are intended to mean that the ownership of any such Machine is based, or transferred subject to the Company's Operating Agreements and/or Management Agreements, and as such, does not grant any unrestricted rights of use to any third party.

e. This Agreement does not contemplate that E-Source provide on location maintenance services for the Ice Island Machines. However, this Agreement does require E-Source to monitor, manage location maintenance services, and provide customer service to the Company's vendors.

2. <u>Exclusivity.</u> Company represents that the Equipment will be the subject of an Exclusive Sales and Customer Service Agreement in the C-Store, Supermarket, Liquor Store, and Airline packaged ice markets for North America and Mexico to the extent, and only to the extent, that E-Source secures new locations for machinery at commercially feasible sites (except as to those other convenience store or grocery store chains expressly set forth below) provided that E-Source meets the sales and management needs of the Company, as described as applicable below, and ~~reaches~~ achieves all milestones set forth in this Agreement.

3. <u>Term of Agreement.</u> The term of this Exclusive Agreement is for a period of four (4) years.

4. <u>Sales Rights.</u> The Company agrees and warrants that it will grant to E-Source certain sales and customer service rights. In markets and geographical areas which E-Source serves, for introduced locations for Machine placements, rentals, leases or sales which are installed in such locations for more than thirty days, E-Source will be paid for customer service, and a sales commission of .

The following exceptions shall apply to the extension of exclusive sales rights:

a. Where the Company has pricing agreements in place prior to the date of this Agreement, the Company will continue to manage these accounts. If the Company and E-Source mutually agree to turn sales and management over to E-Source, then E-Source will receive the customary customer service fee of . At and , E-Source will provide customer service at no charge for the five designated stores and twenty evaluation sites, respectively. Upon the fulfillment by the Company of each installation schedule provided by either or , E-Source will again receive its customary customer service fee and the administrative fee specified in paragraph 4(d) infra.

b. In accounts where the Company has quoted pricing to the customer which is lower than , the Company and E-Source will jointly endeavor to seek the best competitive, commercially feasible pricing for that customer, the Company and E-Source. On all such accounts, E-Source will provide customer service and be paid for such service. It is understood that an increase in the rate per bag is solely for the benefit of the Company, and no new remuneration is to be received by E-Source unless agreed to by both parties, and such agreement is reduced to writing and signed by each of the respective parties.

c. In markets and geographical areas where E-Source introduces locations for Machine placements, rentals, leases or sales which are installed in such locations for more than thirty days, E-Source will provide customer service and be paid the customary fee. In addition, E-Source will receive an placement fee.

d. Any and all sales, placements, rentals or leases of Ice Island Machines, generated by the Company, its employees or agents, its contractors or franchisees, as applicable, shall not be subject to the placement fee specified in subpart (c), above. However, if a placement fee has not already been agreed upon, the Company and E-Source will consult as to the appropriate placement fee to be paid to the third party broker. E-Source will be permitted to negotiate the placement fee with the third party broker. The fee cannot exceed . If the placement fee is less than , E-Source is permitted to retain the difference. In situations where a placement fee has already been agreed upon by the third party broker and the Company, E-Source is granted an additional administration fee of to assist in the cost of administering these new units. This administration fee is in addition to its customary service fee of . This administrative fee is a substitute for, and in lieu of, a placement fee.

5. **Duties of Company.**

a. Company will provide complete Ice Island ice systems, including but not limited to, the ice production unit, the ice bagger unit and the merchandiser and all installation and a complete field service support network;

b. Company will provide the remote monitoring and diagnostic support and share such information with E-Source at its Dallas facility to support its customer service team;

c. Company will provide the accounts receivable and accounts payable functions to include credit and collections:

d. Ultra Pure will be responsible for the primary training, and training support, of all E-Source personnel related to product operation, service organizations' maintenance/repair and care, and customer/end-user training as applicable.

e. Ultra Pure will provide all primary sales promotion/collateral materials, service and maintenance documentation; and,

f. Ultra Pure will provide advertising support via national publications, or other nationally recognized media when the need for such publication is agreed to by the Company.

g. Ultra Pure shall make its management and representatives, employees or agents, contractors and/or professional service providers, available, as applicable and required, to assist E-Source in the expeditious completion of its responsibilities pursuant to this Agreement.

6. <u>Duties of E-Source</u>

a. E-Source will provide the primary sales and marketing support required to achieve projected marketing objectives, and a business plan specific to the duties of E-Source envisioned hereby, that would be developed mutually by and between the parties.

b. E-Source is directly responsible for sales/placement of units by December 26, 2005. These sales and/or placements must be evidenced by validly executed contracts, and subject to credit acceptance by the Company. It is the Company's intent to approve all customers with a Dun and Bradstreet rating of AA or better, and any Fortune 1500 customer. The Company reserves the right to deny credit to any customer who, at the Company's sole discretion, represents an unacceptable credit risk, and is not waiving, through the terms of this Agreement, its rights to exercise reasonable and prudent business judgment. If the placement of a unit is rejected because the customer is not credit worthy, then E-Source is not entitled to a fee of any kind.

c. E-Source will provide to the Company a 12-month rolling, forward-looking forecast, of Equipment to be placed, which shall be approved by the Company prior to placement of any Machine.

d. E-Source will develop individual account strategies and provide such advisory information to the Company on a regular and recurring basis.

e. E-Source will develop and expand, as required, "customer service" capabilities, guidelines and procedures to address all internal, operational and field service/parts issues so as to achieve 100% customer satisfaction.

f. The E-Source customer service role will function as a single point of contact for the Company's customers, including, but not limited to, such issues as machine error alerts, trouble tickets (" TT's), all customer support contact, interceding on customers' behalf with field service personnel, maintenance requests, monitoring all machines and Ultra Pure's database on equipment functions, key punching all data for maintenance functions for software provided to E-Source by the Company, expediting parts or service, filing of any and all applicable reports, web-site reporting, and generally creating good will between the Company and its customers.

g. E-Source personnel shall at all times conduct themselves in accordance with the fiduciary responsibility that the Company has entrusted to them in performing these services for the Company's customers; such personnel shall avoid confrontations with customers; and shall at all times endeavor, to provide an exemplary a level of service and accommodation. E-Source shall prepare written instructions for its employees who interact with the Company's customers, and provide, upon request, reasonable evidence that each such employee has become familiar with all of these procedures and guidelines so as to be capable of providing the intended exemplary level of service. A copy of all written instructions given to E-Source employees shall be provided to Ultra Pure.

h. E-Source will provide warehousing capability as needed/available (finished goods inventory, bags and parts).

7. **Pricing Strategy**

a. Both E-Source and Ultra Pure have agreed to a "go-to-market" price of a bag that would be offered on its bags from seven (7) to ten (10) lbs.. Twenty (20) lb bags will be priced at

b. E-Source will provide customer service and be paid its customary for customer service. A placement fee or administrative fee in cash is to be determined in accordance with the provisions of Articles 4(a), 4(b), 4(c) and 4(d), above.

c. In competitive situations, in relation to new accounts with commercially sufficient revenue generating potential, should Ultra Pure and E-Source collectively choose to charge such new customer less than both Ultra Pure and E-Source shall, share equally in any reduction in the price per bag below the customary . For the purposes of application of this price differential equally between the parties, the actual reduction below the level would be divided by two (2), and that sum, expressed in cents per bag, would be deducted from the cash compensation that E-Source would normally receive.

d. As a part of this pricing strategy, both E-Source and Ultra Pure recognize that it is imperative to place, or secure written contractual commitments for the placement of by December 31, 2005. (i) To the extent that E-Source is unable to reach this mutually agreed upon sales objective by this date, Ultra Pure and E-Source will mutually agree to a new sales objective for a six (6) month

probationary period, ending June 30, 2006. (ii) If these sales objectives are not met by the conclusion of this probationary period, this Agreement may be terminated at the sole discretion of Ultra Pure, provided that Ultra Pure provides E-Source with a thirty (30) day cancellation notice. (iii) In the event that the probationary period sales objectives are met, the original term of this Agreement shall be reinstated for the remaining term as specified in paragraph 3, above. (iv) In order to meet this objective, both Ultra Pure and E-Source agree to meet at the conclusion of the NACS Show in November of 2005, to review the year-to-date progress in placing these Machines, and develop sales objectives that are to be achieved by June 30, 2006. In the event that E-Source meets the objectives for each period so agreed by the parties, this agreement may be renewed after the expiration of the initial term on an annual basis.

e. If E-Source reaches its sales objectives (which shall be mutually agreed upon for each respective time period, and attached to this Agreement as Exhibit "A"), and this Agreement is still in full force and effect, and further if Ultra Pure elects to sell the Company prior to October 1, 2008, then E-Source will be issued the following stock options on or about November 1, 2008: See Exhibit "A."

If Ultra Pure has not been sold by October 1, 2008, then the stock option provided for in this Sub-part is null and void, and no stock is warranted under this provision.

f. In addition, if through the best efforts of E-Source an identified potential customer remains uncommitted, and does not place Equipment in its business location or locations, and after the expiration of twelve (12) months from the beginning of E-Source's efforts in this regard, the Company is free to approach this potential customer. Assuming that the Company is successful in placing Equipment at the business location or locations of said customer, then E-Source shall still receive a customer service fee of for all bags produced from any of said customer's business locations and an administrative fee of

8. **Separation Conditions.**

If the Company is acquired or merged with another company in such a manner that control of the Company by shareholders holding voting stock, changes, and control passes to third parties within four (4) years of the date of this Agreement, and E-Source has reached or exceeded all services that is required of it under this contract, E-Source shall earn, on the applicable dates as described below, stock options as a potential separation compensation, in addition to any and all other compensation earned hereunder, since the new controlling entity(ies) may not desire to continue the Company's relationship with E-Source. For the purposes of this paragraph, the sale of equity securities to the public, or in private placements, which arithmetically places more than fifty percent (50%) of the voting shares in the hands of the public float, shall not be deemed a change of control which triggers the application of the operative provisions of this paragraph. If no change of control, acquisition or merger occurs, as defined herein, during the term of this Agreement, inclusive of any applicable renewals, no stock options are earned or vested, and E-Source shall not receive any stock options pursuant to this paragraph.

* Cumulative sales for purposes of the Agreement include not only those sales or placements made by E-Source, but also all sales or placements made by Ultra Pure or any other third party broker.

The terms and conditions of the stock options' issuance, grant, exercise, operation and term, are described in the Stock Option Agreement, attached hereto as Exhibit C, and incorporated herein, by reference.

These stock options shall vest to the benefit of E-Source as follows:

a. If the Company experiences a change of control, as defined above, and upon the placement of , and after those machines have been in place for a period in excess of thirty (30) days E-Source has earned, and is fully vested with, stock options as indicated in paragraph 9, above and at the indicated strike price. In the event that E-Source has met the initial sales objective by December 31, 2005, but has not attained sales prior to January, 1, 2007, then the stock option grant shall be reduced. The pro-rata percentage of actual placements versus the unit objective, shall be calculated by dividing the actual placements by the objective, and that percentage shall be multiplied by the respective number of shares that would have been granted to E-Source had the objective been obtained. In the event that E-Source has not met the initial objective of by December 31, 2005, then no shares are earned or vested under this stock option grant. E-Source can earn future traunches of stock options on the occasion when the cumulative placements achieved reach the successive milestones as indicated in the table above.

b. For the 2008 and 2009 grant dates, the operation and terms of the granting of stock options pursuant to this paragraph shall apply in the same number as described above, except that the number of shares so earned shall be calculated by the inclusion into the formula of the number of shares applicable to each of those dates, respectively. The applicable placement objectives corresponding to each of the respective grant dates shall also be included in the calculation of any stock options respective to each such date as delineated above. Any pro-ration shall be calculated in an identical manner as exemplified in paragraph (a).

10. **Representations and Warranties of Ultra Pure.** Ultra Pure hereby represents and warrants to E-Source that the following is true as of the date of this Agreement:

a. **Organization, Authority.** Ultra Pure is a Florida Corporation, duly formed, validly existing and in good standing under the laws of the State of Florida, and has full power and authority to own its assets and conduct its business as it is now being conducted. Ultra Pure has the requisite power and authority to perform its obligations under this Agreement.

b. **Validity.** This Agreement has been duly authorized, executed and delivered by Ultra Pure, is the legal, valid and binding agreement of Ultra Pure and is enforceable against Ultra Pure in accordance with its terms.

c. **No Violations.** The execution and delivery of this Agreement and the fulfillment of the terms set forth herein by the parties to this Agreement, and the consummation of the transactions contemplated hereby, will not violate or result in a breach of, or constitute a default under, or conflict with or cause an acceleration of any obligations with respect to (i) any indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument by which Ultra Pure is bound; (ii) Ultra Pure's Articles of Incorporation or Bylaws or other organizational documents; or (iii) any law, rule, regulation or order applicable to Ultra Pure, of any court or any governmental agency or body having jurisdiction over Ultra Pure, or its business or assets.

d. **Title to Assets.** Ultra Pure has good and marketable title to all of its asserts which are on its books, real and personal, and owns all intellectual property rights to the Ice Island Machines (except the Electronics), subject to no mortgage, pledge, lien, conditional sale agreements, contract, encumbrance, or charge.

e. **No Bankruptcy.** Ultra Pure is not currently the subject of a bankruptcy.

9. **Representations and Warranties of E-Source.** E-Source hereby represents and warrants to Ultra Pure that the following is true as of the date of this Agreement:

a. **Organization, Authority.** E-Source is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite power and authority to own its own property and to carry on its business in all material respects as it is now being conducted. E-Source has the requisite power and authority to perform its obligations under this Agreement.

b. **Validity.** This Agreement has been duly authorized, executed and delivered by E-Source, is the legal, valid and binding agreement of E-Source and is enforceable against E-Source in accordance with its terms.

c. **No Violations.** The execution and delivery of this Agreement and the fulfillment of the terms set forth herein by the parties to this Agreement, and the consummation of the transactions contemplated hereby, will not violate or result in a breach of, or constitute a default under, or conflict with or cause an acceleration of any obligations with respect to (i) any indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument by which E-Source is bound; (ii) E-Source's Articles of Incorporation or Bylaws or other organizational documents; or (iii) any law, rule, regulation or order applicable to E-Source, or any court or any governmental agency or body having jurisdiction over E-Source, or its business or assets.

d. **No Bankruptcy.** E-Source is not currently the subject of a bankruptcy.

e. **Title to Assets.** E-Source has good and marketable title to all of its asserts which are on its books, real and personal, and owns all intellectual property rights to the Electronics, subject to no mortgage, pledge, lien, conditional sale agreements, contract, encumbrance, or charge.

f. **Confidentiality.** Except as required by law or as the parties agree in connection with ongoing due diligence, the specific terms and conditions of this Agreement, inclusive of any derivative and subsequent Agreements, amendments, or addendums, whose intent serves a similar purpose as this Agreement, will be kept confidential. To the extent that specific disclosures become legally required, each party, as the case may be, shall be notified promptly before the required disclosure is made. The existence of this Agreement may be disclosed in a press release at any time, subject to the reasonable prior consent of the non-disclosing party, which consent shall not be unreasonable withheld. Upon the execution by the parties of a definitive Agreement, to the extent this Agreement is not the final Agreement between the parties, except for mutually executed written amendments or addendums to this Agreement, the Company is required to file certain forms with, and make disclosures to, the Securities and Exchange Commission, and potentially other regulatory entities or exchanges, regarding the nature and form of this Agreement. Such filings and disclosures are acknowledged by E-Source as not productive of any breech by the Company of its obligations to E-Source pursuant to the terms of this paragraph. E-Source will sign a confidentiality, non-compete and non-circumvention agreement with the Company. E-Source will further cause its representatives, directors, officers, employees, agents, affiliates or advisors to be bound by such confidentiality agreement with E-Source.

10. **Survival of Representations and Warranties.** All representations and warranties contained in this Agreement shall survive and continue after the closing.

11. **Attorney's Fees.** If either party hereto breaches any provision of this Agreement, the breaching party shall pay to the non-breaching party all attorneys' fees (set by the Court and not a jury, at both trial and appellate levels) and other costs and expenses incurred by the non-breaching party in enforcing this Agreement or preparing for legal, arbitration or other proceedings regardless of whether suit is initiated.

12. **Notices.** All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, or any nationally known overnight delivery service, by courier or in person. All notices shall be deemed to have been given (i) forty-eight (48) hours following deposit in the United States Postal Service, (ii) upon personal delivery if sent by overnight delivery service or by courier, or (ii) immediately if personally delivered. All notices shall be addressed to the party at the address below

IF TO ULTRA PURE:

IF TO E-SOURCE:

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 12. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

13. **Assignment.** This agreement is not assignable or transferable by either party, either in whole or in part, without the written consent of the other party. If assigned or transferred, the Agreement and the rights and obligations provided herein shall inure to the benefit of, and be binding upon the successor and assigns of either party.

14. **Entire Contract.** This Agreement constitutes the entire contract between the parties with regards to the subject matter hereof. All terms and conditions contained in any other writings previously executed by the parties and all other discussions, understandings or agreements regarding the subject matter hereof shall be deemed to be superseded hereby.

15. **Applicable Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

16. **Arbitration.** If a dispute arises from or relates to this Agreement or the breach thereof and if the dispute cannot be settled through direct discussion, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this contract or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All mediation, arbitration and court proceedings shall take place exclusively in Lafayette Parish, Louisiana.

17 **Descriptive Headings.** The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

18. **Time of the Essence.** Time is of the essence of this Agreement.

19. **Construction.** The parties agree that each party and its counsel have had the opportunity to review and revise this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

20. **Counterparts.** This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

21. **Savings Clause.** If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby. Furthermore, a Court of competent jurisdiction is hereby authorized to limit the scope of any clause of this Agreement to the extent necessary to render such clause enforceable, and the remainder of the Agreement shall not be affected thereby.

Modifications. All modifications or amendments to this Agreement shall be in writing, signed by both parties. Oral modifications or amendments shall not be binding.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

E-SOURCE EQUIPMENT, INC.:

E-SOURCE EQUIPMENT, INC., a Texas Corporation

By:______________________________

Its:______________________________

ULTRA PURE WATER TECHNOLOGIES, INC.:

ULTRA PURE WATER TECHNOLOGIES, INC., a Florida Corporation

By:______________________________

Its:______________________________